Exhibit 10.1
INDEMNIFICATION AGREEMENT
This Indemnification Agreement, effective as of March 27, 2017 (the “Effective Date”), is made by and between Perfumania Holdings, Inc., a Florida corporation (the “Company”), and _______, (the “Indemnitee”).
RECITALS
A.    The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors of corporations, unless they are protected by comprehensive indemnification and liability insurance, because of increased exposure to litigation costs and risks resulting from their service to such corporations, and because the exposure frequently bears no reasonable relationship to the compensation of such directors.
B.     Based upon their experience, the Board, as defined below, has concluded that in order to attract and retain talented and experienced individuals to serve as directors of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its directors, and to protect them against Expenses and damages in connection with certain claims against such directors.
C.     The Company desires and has requested the Indemnitee to serve or continue to serve in one or more capacities within the meaning of “Agent”, as defined below.
D.    The Indemnitee is willing to serve or continue serving the Company in one or more of such capacities provided that the Indemnitee is provided with the indemnity and liability insurance required in this Agreement.
E.        This Agreement supplements and adds to any protections provided by the Company’s articles of incorporation, bylaws and any resolutions adopted pursuant thereto, and shall not be deemed to diminish or abrogate any rights of the Indemnitee thereunder.
AGREEMENT
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions. The following definitions will apply for purposes of this Agreement:
“Agent” means any person who: (a) is or was a director, manager, officer, employee or agent of the Company or any Subsidiary; (b) is or was serving at the request of, for the convenience of or to represent the interest of the Company or any Subsidiary as a director, manager, officer, other fiduciary, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise; (c) was a director, manager, officer, employee or agent of any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise which was a predecessor to the Company or any Subsidiary; or (d) was a director, manager, officer, employee or agent of another entity or enterprise at the request of, for the convenience of or to represent the interests of such predecessor entity or enterprise.

“Board” means the Company’s board of directors.

“Disinterested Director” means a director of the Company who is not and was not a party or threatened party to the Proceeding in respect of which indemnification or advancement of expenses is sought by the Indemnitee.

“Expenses” means all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, and other out-of-pocket costs, such as, for example, those associated with time spent addressing, contesting, participating in, or responding to legal and regulatory matters or Proceedings in which the Indemnitee is not a party, such as subpoenas, testimony, bankruptcy filings or Proceedings, litigation, arbitration, government or industry regulatory inquiries, whether made at the Company’s request, the request of a third party or by subpoena or equivalent) actually and reasonably incurred by Indemnitee in connection with either the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification or advancement of expenses under this Agreement or otherwise; provided, however, that  the term “Expenses” shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a Proceeding.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (a) the Company or the Indemnitee in any matter material to either such party; or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

“Liabilities” means any type of liabilities whatsoever including, without limitation, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement of any Proceeding.

“Proceeding” means any threatened, pending or completed action, claim, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.

“Subsidiary” means any corporation or other entity or enterprise as to which: (a) not less than 50% of the outstanding shares of stock or other ownership interests is owned directly or indirectly by the Company; or (b) the Company has control. For purposes of this definition, the term “control” means the Company’s power, whether directly or indirectly, to direct or cause the direction of the management or policies of such corporation or other entity or enterprise.

“Triggering Event” means:

(a)
a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 5.01 of Current Report on Form 8-K (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limiting the foregoing, a change in control shall be deemed to have occurred if, after the Effective Date, any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such person’s attaining of such percentage;

(b)
a merger, consolidation, sale of assets or other transaction to which the Company is a party, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or proxy contest constitute less than a majority of the Board thereafter; or

(c)
during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including, without limitation, for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

2.	Liability Insurance.

(a)
Maintenance of Insurance. The Company agrees that as long as the Indemnitee shall continue to serve as an Agent and thereafter so long as the Indemnitee shall be subject to any Proceeding or possible Proceeding by reason of the fact that the Indemnitee is or was an Agent, the Company shall obtain and maintain in full force and effect directors and officers liability insurance from established and reputable insurers for the benefit of the Company and its Agents with aggregate limits not less than the limits of, and having other terms not less favorable to the insured persons than, the directors and officers liability insurance maintained by the Company as of the Effective Date (the “D&O Insurance”). The D&O Insurance shall not contain any provision that limits or impacts adversely any right or privilege granted to the Indemnitee under this Agreement.

(b)	“Tail” Insurance.

(i)	Upon a Triggering Event; or

(ii)	in the event that the D&O Insurance is to be cancelled or terminated or will not be renewed (such cancellation, termination or non-renewal being called a “Lapse Event”);
the Company shall purchase prepaid “tail” insurance for the Company and its Agents who are covered by the D&O Insurance for a term of six years following the Triggering Event or Lapse Event. Such “tail” insurance shall provide aggregate limits of not less than the limits under the D&O Insurance in effect immediately prior to the Triggering Event or Lapse Event, shall have other terms not less favorable to the insured persons than under the D&O Insurance in effect immediately prior to the Triggering Event or Lapse Event with respect to claims arising from facts or events that occurred at or prior to the Triggering Event or the Lapse Event. No such “tail” insurance shall contain any provision that limits or impacts adversely any right or privilege granted under this Agreement. The “tail” insurance with respect to any Triggering Event shall be purchased and fully paid, and shall be in effect, as of the occurrence of the Triggering Event. The “tail” insurance with respect to any Lapse Event shall be purchased and fully paid, and shall be in effect, as of the occurrence of the Lapse Event. Nothing in this Section 2(b) shall alter, limit or eliminate any obligation of the Company to provide and maintain D&O Insurance, under Section 2(a), for the services of the Indemnitee as an Agent following the Triggering Event or Lapse Event.

3.
Mandatory Indemnification. Except as otherwise provided in this Agreement, the Company shall indemnify the Indemnitee to the fullest extent permitted by the Florida Business Corporation Act as such law may from time to time be amended, as follows:

(a)
Non-Derivative Actions. If the Indemnitee is or was a party to or is or was threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was an Agent, or by reason of anything done or not done by the Indemnitee in any such capacity, the Indemnitee shall be indemnified against any and all Liabilities and Expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, the Indemnitee had no reasonable cause to believe that the Indemnitee’s conduct was unlawful; and

(b)
Derivative Actions. If the Indemnitee is or was a party to or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an Agent, or by reason of anything done or not done by the Indemnitee in any such capacity, the Indemnitee shall be indemnified against any and any and all Liabilities and Expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this Section 3(b) shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been finally adjudged to be liable to the Company, after the time for an appeal has expired, by a court of competent jurisdiction because of the willful misconduct of a culpable nature in the performance of the Indemnitee’s duty to the Company unless and only to the extent that the court in which such Proceeding was brought shall determine, upon application, that despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper.
Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for Liabilities or Expenses which have been paid directly to the Indemnitee under the D&O Insurance or any “tail” insurance described in Section 2(b).

4.
Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Liabilities or Expenses incurred by the Indemnitee in the investigation, defense, settlement or appeal of a Proceeding but the Indemnitee is not entitled, however, to indemnification for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for such total amount minus the portion thereof to which the Indemnitee is not entitled.

5.	Advancement of Expenses; and Payment of Certain Fees.

(a)
Mandatory Advancement. Subject to Section 9 below, the Company shall advance all Expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an Agent or by reason of anything done or not done by the Indemnitee in any such capacity. The Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized under this Agreement. The advances to be made under this Section 5(a), shall be paid by the Company to the Indemnitee within twenty (20) days following the giving of notice by the Indemnitee to the Company for such advance together with an undertaking as described in this Section 5(a).

(b)
Hourly Payments. In the event of any Proceeding against the Indemnitee with respect to which any indemnification of the Indemnitee under this Agreement applies or reasonably could apply, the Company shall pay the Indemnitee at the rate of Three Hundred Dollars ($300.00) for each hour reasonably spent by the Indemnitee for participating (at the request of the Company, or pursuant to any subpoena, court or administrative order, or process agreed to in writing by the Company), in (i) the investigation of such Proceeding, (ii) any discovery in such Proceeding, or (iii) the trial of such Proceeding or any post-trial matters (including, without limitation, any appeal, with respect to such Proceeding). For all periods of less than one complete hour spent by the Indemnitee in any matters described in the immediately preceding sentence, the Indemnitee shall be entitled to a proportionate part of the hourly rate set forth in the immediately preceding sentence. The Indemnitee shall maintain detailed time records of all time expended by the Indemnitee in any matters described in the first sentence of this Section 5(b) including, without limitation, a detailed description of the activities of the Indemnitee with respect to such matters, and the Indemnitee shall furnish such pertinent records for the review and approval of the Company prior to each proposed payment to the Indemnitee under this Section 5(b), which approval shall not be unreasonably withheld or delayed by the Company.

6.	Notice and Other Indemnification Procedures.

(a)
Within thirty (30) days after the Indemnitee receives notice of a Proceeding, as to which indemnification, or advancement of Expenses, may pertain, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, give notice to the Company of such Proceeding; provided, however, that failure of the Indemnitee to give such notice during such thirty (30) day period shall not alter, limit or eliminate the Indemnitee’s right to indemnification under this Agreement with respect to such Proceeding.

(b)
The Company shall give prompt notice, that the Company has received, of such Proceeding to the insurers of the D&O Insurance or the “tail” insurance described in Section 2(b) in accordance with the procedures set forth in the applicable insurance policy or policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policy or policies.

(c)
In the event the Company shall be obligated under this Agreement to advance Expenses to the Indemnitee with respect to any Proceeding, the Company shall be entitled to assume the defense of such Proceeding, with counsel approved by the Indemnitee, upon notice being given to the Indemnitee of its election so to do. After such notice has been given, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, except as provided in Section 6(d), the Company will not be liable to the Indemnitee under this Agreement for any fees or expenses of counsel subsequently incurred by the Indemnitee with respect to such Proceeding. The Indemnitee shall have the right to employ the Indemnitee’s separate counsel in any such Proceeding at the Indemnitee’s expense.

(d)	In the event that:

(i)	the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee with respect to the defense of such Proceeding;

(ii)	the Company shall not have engaged counsel to assume the defense of such Proceeding within a reasonable time after the Company has notice of such Proceeding; or

(iii)	the Company, having assumed the defense of such Proceeding, does not vigorously defend such Proceeding;
the fees and expenses of the Indemnitee’s counsel shall be paid by the Company.
7.    Determination of Right to Indemnification.

(a)
To the extent the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 3(a) or Section 3(b) of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against Liabilities and Expenses actually and reasonably incurred by the Indemnitee in connection therewith.

(b)
In the event that Section 7(a) is inapplicable, the Company shall nevertheless indemnify the Indemnitee unless, and only to the extent that, the Company shall prove by clear and convincing evidence to a forum described in Section 7(c) below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

(c)
The Indemnitee shall be entitled to select, from among the following, the forum in which the validity of the Company’s claim under Section 7(b) that the Indemnitee is not entitled to indemnification will be heard:

(i)    the Board, by majority vote of the Disinterested Directors whether or not such majority constitutes a quorum;
(ii)    the majority vote of a committee of Disinterested Directors designated by the Board in the manner described in clause (i);
(iii)    Independent Counsel, in a written opinion to the Board, or a committee described in clause (ii) above, with a copy to the Indemnitee, which Independent Counsel shall have been selected by the Board, in the manner described in clause (i) above, or by a committee, described in clause (ii) above, in the manner described in clause (ii);
(iv)    the Company’s shareholders who are not parties or threatened parties to the Proceeding, by a majority vote of such shareholders in attendance at a meeting at which a quorum of such shareholders is present; or

(v)    a panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected.

(d)
As soon as practicable, and in no event later than 30 days after notice of the Indemnitee’s choice of forum pursuant to Section 7(c) above has been given, the Company shall, at its own expense, submit to the selected forum in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, the Company’s claim (if any) that the Indemnitee is not entitled to indemnification, and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

(e)
Notwithstanding a determination by any forum listed in Section 7(c) hereof that the Indemnitee is not entitled to indemnification with respect to a specific Proceeding, the Indemnitee shall have the right to apply to the court in which that Proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to this Agreement.

(f)
The Company agrees that if there is a Triggering Event (other than a Triggering Event that has been approved by a majority of members the Board which majority were directors immediately prior to such Triggering Event) then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnification under the Company’s articles of incorporation or bylaws, this Agreement or any other agreement, or any other document now or hereafter in effect relating to such indemnification, the Company shall seek legal advice only from Independent Counsel selected by the Indemnitee. The Company agrees to pay the reasonable fees of such Independent Counsel and to indemnify fully such counsel against any and all attorneys’ fees and expenses, claims, liabilities and damages arising out of or relating to this Agreement or such Independent Counsel’s engagement pursuant hereto.

(g)
The Company shall indemnify the Indemnitee against all Expenses incurred by the Indemnitee in connection with any Proceeding under this Section 7 involving the Indemnitee and against all Expenses incurred by the Indemnitee in connection with any other Proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction has determined, by a final, non-appealable judgment, that the material claims or defenses of the Indemnitee in any such Proceeding were frivolous or not made in good faith.

8.
Notice of Claims Against Indemnitee. It shall be a condition precedent to the assertion by or on behalf of the Company or any Subsidiary of a claim against the Indemnitee, the Indemnitee’s spouse, heirs, estate or personal representatives that notice of such claim shall have been given to the Indemnitee within one year after the act or omission of the Indemnitee upon which such claim is based; provided, however, if the Indemnitee has fraudulently concealed the facts underlying such claim, it shall be a condition precedent to the assertion by or on behalf of the Company or any Subsidiary of a claim against the Indemnitee, the Indemnitee’s spouse, heirs, estate or personal representatives that notice of such claim shall have been given to the Indemnitee within one year after the earlier of: (a) the date on which the Company or any Subsidiary discovered such facts; or (b) the date on which the Company or any Subsidiary could have discovered such facts by the exercise of reasonable diligence. This Section 8 shall not apply to any cause of action that has accrued prior to the Effective Date and as to which the Indemnitee is aware on the Effective Date, but as to which the Company has no actual knowledge apart from the Indemnitee’s knowledge.

9.	Exceptions. Any other provision of this Agreement to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to:

(a)
Indemnify the Indemnitee or advance Expenses to the Indemnitee with respect to Proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Florida law, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board determines it to be appropriate; or

(b)
indemnify the Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines, by a final, non-appealable judgment, that the material assertions made by the Indemnitee in such Proceeding were not made in good faith or were frivolous; or

(c)	indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding unless the Company consents to such settlement; or

(d)
indemnify the Indemnitee or advance Expenses to the Indemnitee under this Agreement with respect to any Proceeding brought by the Company against the Indemnitee for willful misconduct, unless a court of competent jurisdiction shall have determined by a final, non-appealable judgment, that the claims by the Company in such Proceeding were not made in good faith or were frivolous; or

(e)
indemnify the Indemnitee for Expenses and the payment of profits arising from the purchase and sale by the Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; or

(f)
indemnify the Indemnitee on account of the Indemnitee’s conduct which is finally adjudged by a final, non-appealable judgment of a court of competent jurisdiction to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct; or

(g)	indemnify the Indemnitee if a final, non-appealable judgment of a court of competent jurisdiction shall have determined that such indemnification is not lawful; or

(h)	indemnify the Indemnitee for the payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar successor statute.

10.
Non-Exclusivity. The provisions for indemnification and advancement of Expenses under the terms of this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s articles of incorporation or bylaws, the vote of the Company’s shareholders or disinterested directors, other agreements, or otherwise, both as to actions in the Indemnitee’s official capacity and to actions in any other capacity while occupying the Indemnitee’s position as an Agent, and the Indemnitee’s rights under this Agreement shall continue after the Indemnitee has ceased acting as an Agent and shall inure to the benefit of the heirs, estate and personal representatives of the Indemnitee.

11.
Interpretation of Agreement. The parties intend that this Agreement will be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

12.
Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any Sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any Sections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable and to give effect to Section 11 hereof.

13.
Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar) nor shall such waiver constitute a continuing waiver.

14.
Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the Company and its successors and permitted assigns, on the one hand, and the Indemnitee and the Indemnitee’s heirs, estate, personal representatives and permitted assigns, on the other hand. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, which consent may be granted or withheld in the sole discretion of the other party.

15.
Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given and received (a) when delivered by hand and receipted for by the party addressee, (b) when delivered by nationally recognized courier service, or (c) on the fifth day after being mailed by certified or registered mail with postage prepaid, return receipt requested, and in each of the foregoing cases, addressed to intended party at the address of such party shown on the signature page of this Agreement. Either party may change such party’s address for the giving of notices, requests, demands and other communications, or the person to whose attention such notices, requests, demands and other communications are to be given, by giving notice of such change to the other party in accordance with this Section.

16.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without taking into account conflicts of laws rules or principles that could result in the application of the laws of any other jurisdiction.

17.
Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the exclusive jurisdiction and venue of the courts of the State of Florida for all purposes in connection with any Proceeding which arises out of or relates to this Agreement.

[Signature Page Follows]

The parties hereto have entered into this Indemnification Agreement effective as of the Effective Date.

THE COMPANY:
PERFUMANIA HOLDINGS, INC.

By:
Name:

Title:
Address of the Company:

Name:

Address of the Indemnitee: